Third Quarter 2007
Earnings Conference Call
August 1, 2007

Pat Davidson

Good morning and thanks for joining us this morning. Earlier today we published our third quarter results for fiscal 2007. A copy of the release is available on our website at www.oshkoshtruckcorporation.com. Today’s call is being webcast on the Internet and is accompanied by a slide presentation, also available on our website. Later today, an audio replay of this call will be posted to the site. The replay and slide presentation will be available on the web for approximately 12 months. Please now refer to slide 2 of that slide presentation.

Our remarks that follow, including answers to your questions, include statements that we believe to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. These forward-looking statements are subject to risks that could cause actual results to be materially different. Those risks include, among others, matters that we have described in our Form 8-K filed with the SEC this morning and other filings we make with the SEC. Except as described in the Form 8-K, we disclaim any obligation to update these forward looking statements, which may not be updated until our next quarterly earnings conference call, if at all.

Occasionally today, we will refer to “previous estimates.” We made or updated such estimates during our second quarter earnings conference call on May 3, 2007.

Presenting today are Bob Bohn, Chairman, President and Chief Executive Officer and Charlie Szews, Executive Vice President and Chief Financial Officer.

We’ll kick it off by turning to slide 3 and I’ll turn it over to Bob.

Bob Bohn

Thank you, Pat. Good morning and thank you for your interest in Oshkosh Truck.

Oshkosh Q3 2007 Highlights

Let’s get started.

For the quarter, we were able to significantly outperform the expectations that we discussed in our last conference call with you back on May 3rd.

With JLG a part of the company for the entire quarter for just the second time, you might say the JLG team showed us their “A” game. JLG helped us post a new record quarter for sales revenue at $1.85 billion, which is more than double our $888 million in last year’s third quarter. Operating income also more than doubled from the prior year to $192.7 million.

Earnings per share came in at $1.21, or 68% higher than in last year’s third quarter, and reflect the $0.35 per share accretion that our JLG acquisition brought to the company in the third quarter.

Our outstanding financial performance was driven by strong global demand for our aerial access equipment and the previously communicated increase in production of our military trucks for the U.S. Department of Defense (“DoD”).

We are confident in our business model and are raising the high end of our EPS guidance for the year by 15 cents to a range of $3.35 to $3.40. We are also announcing today our 2008 EPS guidance with a range of $4.15 to $4.35, up about 22% to 30% over our revised fiscal 2007 estimates.

And, while there has been some concern from our investor base about the lack of a significant Mine Resistant Ambush Protected Vehicle, or “MRAP”, award for Oshkosh, I would like to mention that Oshkosh continues to aggressively pursue MRAP-related business. This business can come in many different forms and we will talk about that when I get to the defense segment.

Please turn to slide 4 with me to review our performance by segment.

Access Equipment

During the quarter, we named Craig Paylor as president of the access equipment segment, presently consisting of JLG. Craig has extensive experience in the industry, spending nearly 30 years with JLG in areas such as sales, marketing and business development, before becoming Senior Vice President of Global Sales and Marketing for JLG. In the industry he is known as Mr. JLG, and he is absolutely the right person for the job. This move is significant because it allows the integration of JLG as an Oshkosh Truck company to continue to evolve and strengthen. This move was applauded by employees and customers alike with much enthusiasm and we are pleased to be moving forward with Craig.

Just like last quarter, the team at JLG did an outstanding job and handily beat our expectations with their performance. JLG sales were up 30.8% over the same period a year ago when JLG was a stand-alone company. We continue to experience strong demand for our aerial work platforms and telehandlers in our international markets. Throughout the European market we continue to experience the effects of strong construction activity and work-at-height regulations that are creating needs for our aerial products.

In North America, our aerial work platform sales stayed strong and continued to drive our solid performance. As we mentioned on the last call, we have experienced softer demand for our traditional telehandler products, which are more dependent on residential construction activity. Overall, North American sales were up due to aerial work platform growth and the start-up of production of Caterpillar® branded telehandlers.

Please move with me to slide 5.

Defense

On our last call, we told you that we anticipated a strong second half from our defense segment in fiscal 2007. That has started to occur with a strong third quarter. Throughout our product line-up, we are busy building and shipping our FHTV and MTVR trucks to the US military. We have been busy hiring and training a significant number of new employees to increase production levels for the remainder of 2007 and into fiscal 2008. However, our parts and service business is down sharply from last year due to the heavy level of armoring that we were involved in back in 2006 and the limited available service work over the last several months, but we believe we have good visibility into our 2008 armoring and service business and expect this business to rebound in fiscal 2008.

We are all very aware of the urgent need for improved armored vehicles over in Iraq and Afghanistan and this is a new targeted product line for our company. The case has been made for MRAP vehicles for some time now and we at Oshkosh Truck are proud to say that we are still in the mix of companies that will be vying for MRAP-type vehicles for the U.S. Army and Marines. We weren’t one of the early winners of a large MRAP I award, and that is disappointing. The Bushmaster, one of the two vehicles that we offered in the MRAP I competition, continues to perform quite well in Iraq and Afghanistan for the Australian and Dutch Defense forces. We provide logistical support for the Bushmaster to both countries in the theater of operations today. The bottom photo on this slide is a 230,000 square foot facility in Killeen, Texas, right outside Fort Hood, that we purchased in late May 2007 in order to increase our production and service capacity for MRAP-type vehicles such as the Bushmaster.

Notwithstanding our early disappointment, we still have many opportunities to support the DoD’s MRAP-type programs, and our longer-term business prospects may have improved. This could be as a contractor on the 2,500 unit, Medium Mine Protected Vehicle (“MMPV”) competition, the MRAP II competition for 20,000 vehicles or certain foreign solicitations. We currently are discussing opportunities to serve as a subcontractor to early MRAP I award winners.

Just last week, we issued a press release announcing a teaming agreement to co-produce a very significant new product that could be a valuable asset for our troops. We are teaming up with two strong and very capable companies in Ceradyne and Ideal Innovations, or I-3. We are partnering with them to produce the Bull™, which is one of the first vehicles to pass critical explosively formed projectiles, or EFP, testing by the U.S. Army Test Center in Aberdeen, Maryland. EFP threats are increasingly prevalent and are very difficult to defeat.

We expect the Bull will be a very strong entrant in any new competitions requiring advanced threat protection, like the MRAP II competition. We can’t really go into any more detail here, but rest assured that we intend to be very proactive with Ceradyne and I-3 in pursuing applications that are appropriate for the Bull.

We have significant production capacity and ample resources to build and ship a large amount of these life-saving armored vehicles. We are ready and capable of serving our soldiers with this urgent need and we will continue to vigorously pursue some form of this business.

Please turn to slide 6.

Fire & Emergency

Much like the good news that I mentioned for access equipment and their new president, we named a new president of our fire & emergency segment. Tom Fenner, who has been with Oshkosh Truck for 25 years in a variety of senior operations positions at Oshkosh, Pierce and McNeilus, was named president on July 10th. Along with Tom’s announcement, we promoted the existing president of our fire & emergency segment, John Randjelovic, to CEO of the segment and named Wilson Jones as president of Pierce, which is the largest business in that segment. Wilson has only been with us for two years, but he has been instrumental in growing sales at both our airport products and Pierce businesses. This is a team of winners and we look forward to the success they will bring for the company.

Pierce again provided the strength in another solid quarter for our fire and emergency segment. We believe Pierce’s current business is solid and their future prospects look encouraging as we expect to build on the strength of the new products we’ve recently announced, including our Velocity™ and Impel™ custom chassis and the most significant new product launch in many, many years — our Pierce Ultimate Configuration, or PUC™.

The PUC multi-purpose response vehicle has the potential to change the fire truck industry, and we consider it to be the biggest innovation since the development of the first custom fire chassis. We eliminated the bulky pump house by locating the water pump underneath the vehicle cab. This improves maneuverability of the chassis, positions hoses and fire system controls for ergonomic access, eases service by simply tilting the cab to gain access to the pump and dramatically increases equipment storage space. This is a fabulous innovation and one that we expect will generate a lot of customer demand.

We received some significant orders during the quarter from cities such as Memphis, Las Vegas, Miami and Frisco, Texas. Overall, it was a busy quarter at Pierce.

Our airport business experienced a decline in shipments this past quarter. This was largely due to the timing of some deliveries that are expected to occur in the fourth quarter.

Finally, we are continuing to make progress on integrating Oshkosh Specialty Vehicles (“OSV”) into the family. The business has been a little soft due to trends in healthcare spending and reimbursement, so we took the opportunity to convert an OSV facility for use by JLG. In the meantime, our mobile medical business seems to be strengthening and we are achieving operating income margins above 10% for this recent acquisition.

Please turn to slide 7.

Commercial

There are two key factors contributing to our softer commercial business. The strong pre-buy ahead of the 2007 engine emissions standards changes and a weaker residential construction market are both curtailing demand at our concrete placement business. Our domestic refuse business actually grew by a low double digit rate in the third quarter, although we expect this business to soften a bit in the fourth quarter as the engine emissions standards changes begin to affect that market.

Now, our European refuse business in the third quarter, the Geesink Norba Group, incurred a small operating loss and due to seasonal factors, we expect the business to also operate at a small operating loss in the fourth quarter of fiscal 2007. We don’t expect significant improvement in earnings at this business until mid-fiscal 2008 when the initial sourcing activities of JLG fabrications in Romania become operational. And, the full benefit of the Romanian production is not expected to be realized until late fiscal 2009, or even fiscal 2010, as we re-source work there in a controlled manner.

We are continuing to take the necessary steps to turn around the Geesink Norba Group. Last quarter, we announced a reduction in workforce, intentions to discontinue operations at our Maarheeze, Netherlands facility and the movement of work to our lower cost factory in Romania.

Mike Wuest, president of our commercial segment, and a team of executives from the segment, have been leading the turnaround on-site for several months. We expect this team to be taking further actions over the next several months to enhance the profitability of the business over the long-term. While various options are still being considered, some of these actions may cause us to take some modest charges over the next few quarters as we rationalize facilities and spending. We have incorporated the impact of these actions in our earnings estimates announced today for both fiscal 2007 and fiscal 2008.

Our struggles in this business have been disappointing, but the more we dig into the issues, the more we believe the business can be successful with some facility rationalization and proper leadership.

To wrap up commercial, I’d like to say how pleased I am with the integration of Iowa Mold Tooling, or IMT, and its leadership. The team at IMT has really performed well and it feels like an Oshkosh company after just a few quarters of being part of the family.

Let’s now move on to a more detailed analysis of our performance and I will turn it over to our CFO, Charlie Szews. The last time we held this call, Charlie was still busy traveling back and forth between Oshkosh, Wisconsin and Hagerstown, Maryland, and living out of a suitcase. We’re proud of the job he did as president of JLG and very pleased that he is back with us in Oshkosh. He recommended a strong successor in Craig Paylor and we are pleased with the direction of our executive team.

Charlie Szews

Thanks, Bob.

Please turn to slide 8.

Consolidated Results

Consolidated net sales of $1.85 billion for the third quarter of fiscal 2007 were up more than 108% compared to last year, largely led by the acquisition of JLG, which contributed sales of $873.8 million, but our defense sales also grew 29.1% in the quarter. Operating income was up over 133% to $192.7 million and EPS followed at $1.21, a 68% increase. The accretion of JLG was even stronger than we had forecast at $0.35, which is a testament to the strength of their business. Operating income margin was up 1.1 percentage points to 10.4%, in large part due to the strength of the access equipment segment.

Corporate operating expenses and inter-segment profit elimination declined by $3.8 million to $17.7 million in the third quarter of fiscal 2007 compared to the third quarter of fiscal 2006, largely due to lower acquisition investigation and related costs, offset in part by higher personnel costs and professional service fees.

Interest expense rose sharply in the third quarter due to borrowings for the JLG acquisition.

We have said that for the near term our primary use for free cash is to pay down debt, and we reduced debt by $23 million in the quarter. This is not as much as we repaid during the second quarter, but better than our estimate on last quarter’s call.

Now, let’s take a look at each of the segments in detail.

Please turn to slide 9.

Access Equipment

As I just mentioned, access equipment recorded $873.8 million in revenue with sales up in all major regions, especially in Europe. Sales for the segment were 30.8% higher in the quarter than sales for JLG as a stand-alone company for the same period last year. This led to operating income of $98.3 million and an operating income margin of 11.3%. Inventory revaluation charges of $2 million for the quarter were down significantly from the second quarter when they were $8.5 million. We are largely through all the one-time charges that we expect to record from the JLG acquisition. Furthermore, we recorded $16.8 million for recurring amortization of intangible and tangible assets established in the preliminary purchase accounting for the acquisition.

The backlog for access equipment was $1.19 billion at June 30, 2007, which was up 38.2% compared to June 30, 2006 for JLG as a stand-alone company. This increase was driven entirely by our international operations and provides an excellent indicator of the strength of our outlook for access equipment products globally for fiscal 2008.

Please turn to slide 10.

Defense

Our defense business rebounded sharply in the third quarter, as we said it would on the last conference call. Revenues of $376.3 million were up 29.1% for the quarter. Operating income grew from $49.0 million to $65.3 million. The strength came from significantly higher new and remanufactured truck volumes as we ramped-up production rates during the quarter. Parts and service sales were down sharply, and we expect that to stay down until fiscal 2008 when we expect our armor parts business to rebound.

Finally, defense still has a very strong backlog at $1.74 billion, which is a 65.4% increase over last year at this time.

Please turn to slide 11.

Fire & Emergency

Turning to fire and emergency, we saw sales increase 13.7%, but operating income decline by 2.7%. Oshkosh Specialty Vehicles (“OSV”) contributed $31.9 million in sales and $3.4 million in operating income as we continued the integration of this business. For other businesses in the segment, sales increased 1.2% and operating income declined 14.2%. There were a number of factors that affected the performance for these businesses. Our Pierce fire apparatus business had a strong quarter. Our higher-margin airport products business, however, was weak in the third quarter as approximately 40.0% of its estimated annual sales are expected to be concentrated in the fourth quarter of fiscal 2007. We simply have a large number of international contracts that are expected to ship then. Furthermore, last year we had $13.6 million of sales slip from the second quarter to the third quarter of fiscal 2006 due to supplier issues that affected the growth rate on a comparative basis. So, for the year, we expect both sales and operating income to grow over 20% in this segment and the third quarter results should be reviewed in the context of all these items.

The backlog for the fire and emergency segment was up 9.4% to $607 million on June 30, 2007 compared to June 30, 2006. Backlog for businesses other than Oshkosh Specialty Vehicles rose 4.6% as of June 30, 2007 compared to June 30, 2006.

Please turn to slide 12.

Commercial

Commercial sales declined 9.3% to $317.8 million and operating income declined 29.7% to $17.8 million as the effects of the diesel engine pre-buy are starting to impact our results. Operating income margin declined to 5.6% from 7.2% in the prior year quarter.

In particular, we experienced sales and earnings declines in our U.S. concrete placement business, as expected, and our European refuse business, but experienced a 14.4% sales increase in U.S. refuse.

We announced some broad changes for our European refuse business during our last call and Bob mentioned them earlier, so I won’t go into detail. But, we are pleased that Geesink Norba improved its performance from the second quarter by narrowing its operating loss to just under $500,000.

IMT, our service truck and truck mounted crane business, which we acquired in August 2006, had revenues of $25.4 million and operating income of $3.5 million for the quarter.

Finally, the backlog for the commercial segment was down 51.1% on June 30, 2007 compared to June 30, 2006 for the reasons just described. Backlog for businesses other than IMT declined 53.4% compared to June 30, 2006.

Please turn to slide 13 and we will talk about updates to our guidance for the full fiscal year 2007, before we get into the discussion of fiscal 2008.

Oshkosh Fiscal 2007 Estimates

We are raising our outlook for revenue expectations for the entire corporation to grow to a range of $6.3 to $6.35 billion in fiscal 2007. This is an increase from our previous estimate of $6.1 to $6.2 billion and reflects several changes among our segments. For access equipment, we are raising our sales estimate to approximately $2.5 billion.

We expect our defense sales to continue to be strong in the fourth quarter and be up approximately 10% for the full year.

We remain positive in our outlook for our fire and emergency business as we believe sales for the full year will come in at about a 20% increase.

Finally, we anticipate commercial sales to be up approximately 5%, which is a modest increase from our previous guidance, where we stated that commercial sales would be down slightly.

Oshkosh Fiscal 2007 Estimates

Turning to slide 14, we expect our consolidated operating income to approximate $576 to $583 million in fiscal 2007, which is an increase of nearly 80% compared to fiscal 2006, and up slightly from our last update. We are now projecting the access equipment operating income margin to be a little higher than 9.5%, which we had been forecasting. This includes purchase accounting charges totaling about $65 to $67 million.

For the full year, we expect margins in defense to decline by 100 to 150 basis points compared to our previous estimate of a 50 to 100 basis point decline. The further decline reflects higher spending on MRAP-type potential business and lower estimated parts and service volume during the fourth quarter of fiscal 2007.

We believe that fire and emergency margins will be slightly lower than they were for full year 2006.

Finally, we are projecting that commercial margins will decline by 50 to 100 basis points, which is consistent with our last update and reflects losses at our European refuse business in fiscal 2007, offset in part by the benefits of price increases and cost reduction initiatives in North America and the acquisition of IMT.

Oshkosh Fiscal 2007 Estimates

Slide 15 provides additional estimates of interest expense, taxes and other areas. We are lowering our estimated interest and other expense estimate to be in the range of $195 to $200 million to reflect lower expense incurred in the third quarter. The lower interest expense estimate reflects our updated debt balance estimates for the remainder of the year.

We are still projecting a lower tax rate for the year at 36.0%. We are estimating a stronger contribution from equity in earnings at $7.0 million, and we have maintained our estimate of average shares outstanding of 75 million.

Please turn to slide 16.

Oshkosh Fiscal 2007 Estimates

So, to wrap up fiscal 2007, we are now looking at a full year in which we expect EPS to be at $3.35 — $3.40 per share. This estimate range reflects the Company’s better than anticipated financial performance during the third quarter of fiscal 2007 offset in part by additional costs the Company expects to incur to compete in the MRAP vehicle programs and weak anticipated defense parts and service sales in the fourth quarter of fiscal 2007.

With three quarters completed for the year and estimates for the full year, it’s a simple exercise to infer our estimates for the fourth quarter, which is a range of $0.90 to $0.95. This range is a 36-44% increase over last year’s $0.66 in the fourth quarter of fiscal 2006 and is driven by the shift in defense revenues from the first half to the second half of the fiscal year and the impact of JLG on our bottom line.

We expect JLG to be accretive to Oshkosh’s earnings in the fourth fiscal quarter by $0.20 to $0.25 per share as well as for the fiscal year by $0.40 to $0.45 per share.

We expect capital spending, excluding additions to rental equipment, to be approximately $105 million for the full year. We expect to be carrying debt of between $3.0 and $3.1 billion at fiscal year-end.

Please turn to slide 17 and we will review our estimates for 2008.

Oshkosh Fiscal 2008 Estimates

All comparisons are to our fiscal 2007 estimates and assume no new acquisitions.

We are pleased to be forecasting a full year in which we expect revenues to exceed $7 billion. This is a significant milestone for us.

For access equipment, we believe we can grow revenues by approximately 15% to 20%, based on our expectation that very strong international markets will more than offset expected weakness in North America. With U.S. residential spending down now, we expect nonresidential spending to weaken by mid-fiscal 2008 for 2-3 quarters and then recover in fiscal 2009. Essentially, our estimates reflect a mid-economic cycle dip just as we saw in the 1997/1998 timeframe. We don’t believe the downturn will be long in North America. We believe our international business will more than offset any weakness on the domestic front in fiscal 2008 and our backlog supports that view.

We expect our defense sales to continue to be strong and grow by more than 20% for the full year. This is independent of any potential armored vehicle business that may come our way.

We believe that fire and emergency sales will grow by approximately 5%.

Finally, we anticipate commercial sales to be up slightly for the year. We expect that commercial segment sales will start slowly in fiscal 2008 and pick up steam in the second half of the fiscal year.

Turning to slide 18 let’s review our operating income assumptions.

Oshkosh Fiscal 2008 Estimates

We are expecting full year operating income of $705 to $730 million. This implies a consolidated margin of 9.8% to 10.4%.

We believe access equipment margins will improve by 100 to 150 bps due to targeted cost reductions, strong product mix and the elimination of nonrecurring inventory revaluation charges that were recorded in fiscal 2007 due to purchase accounting. Conversely, we believe that defense margins will decline by 200 to 250 bps as they move toward more typical and sustainable levels.

We anticipate fire & emergency margins to improve by 50 to 100 bps due to price increase and cost decrease initiatives.

We expect the commercial segment margins to improve by 100 to 150 bps as cost reductions take hold across the segment and as we begin to see the results of the turnaround team at the Geesink Norba Group.

We expect corporate and intersegment elimination expenses will increase by about $30 million. The larger than historic increase reflects additional estimated expense associated with stock-based compensation awards, the costs of several large information technology projects and the investment in additional staff.

Turning to slide 19, let’s take care of a few more P&L items.

Oshkosh Fiscal 2008 Estimates

We expect interest expense to be in the range of $220 to $230 million, reflecting a full year of higher leverage following the JLG acquisition.

We expect our tax rate will go down by 150 bps to 34.5% as we take advantage of the domestic manufacturing deduction and earnings in lower tax rate countries.

We believe that equity in earnings will be a little lower at $3 million of income, compared with $7 million in 2007, and we expect to use approximately 76,500,000 shares for our EPS calculations.

Oshkosh Fiscal 2008 Estimates

Finishing up with slide 20, before I turn it back over to Bob, all of the information that I’ve described to you brings us to an estimated bottom line of $4.15 to $4.35 EPS in 2008. This is an increase of 22% to 30%, based on our expected 2007 performance, and would continue our track record of aggressive growth. We plan to spend about $110 million in capital expenditures and plan to reduce our debt to between $2.65 and $2.75 billion by the end of fiscal 2008.

With that strong outlook, I will turn it back over to Bob for a final wrap-up before the Q&A. Please turn to slide 21.

Q3 2007 Summary

Thanks, Charlie.

The journey continues for Oshkosh Truck, as we work to successfully integrate a very high quality company in JLG Industries into the Oshkosh family. We have made some important progress so far, but the journey is not complete. To continue to move us along in that journey, we named a new president who will continue to motivate his team and drive the access equipment business to new heights.

Our defense business reported some fabulous results today and we remain in the game for MRAP-type business, although our best options may involve teaming or subcontracting with other bidders with our available capacity. We are very pleased with the opportunity to team with Ceradyne and I-3 in supplying the Bull for future opportunities where EFP protection is needed. The Bull is a superior armored vehicle solution that is even more valuable when built on a highly mobile Oshkosh Truck chassis. We have the right team in place and will be working hard to generate a strong proposal to the U.S. military and to deliver best in class vehicles with our strong operating teams. But, if we don’t ultimately win an award, we still have a great and growing defense business that we believe will continue to be a profit leader within our company.

Looking at the leadership of the company, we have significantly strengthened our team at fire & emergency and we are very confident that our diverse businesses in that group will continue to be leaders in their industries.

The commercial part of our business has just entered the down cycle associated with the 2007 engine emissions pre-buy, but I believe that our concrete placement and refuse businesses, which are both leaders in their industries, will come back strong in the back half of fiscal 2008.

As a result, we are very excited about our prospects for fiscal 2008. We expect a strong year, which is evidenced by our estimate of growth in the range of 22% to 30%.

Finally, we have said it before, but it bears repeating. It is clear that our strategy of complementing our existing defense, fire & emergency and commercial businesses with a high quality company, such as JLG, is working. We believe we have the right mix of businesses to enable us to achieve our goals of at least 15% EPS growth, 10% consolidated operating income margin and better than 15% ROIC. We plan to reach our goals by delivering on our strategies of leading in new product development, seeking operational excellence through lean initiatives and pursuing strategic acquisitions.

We believe these strategies remain relevant as we grow our Company through a variety of strong and industry-leading operating practices. I continue to be comfortable with our ability to drive earnings to new highs and believe that we have the right team and right employees in place to achieve these records.

With that, I will turn it back over to our operator to open up the call for questions.